Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252089

PROSPECTUS SUPPLEMENT NO. 5

To Prospectus dated January 22, 2021

Up to 48,083,495 Shares of Common Stock

Up to 11,900,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 4,233,333 Warrants

This prospectus supplement no. 5 supplements the prospectus dated January 22, 2021 (the “Prospectus”) relating to the issuance by us of up to an aggregate of 11,900,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of 4,233,333 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Pivotal Investment Corporation II (“Pivotal”), and (ii) up to 7,666,667 shares of Common Stock that are issuable upon the exercise of 7,666,667 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Pivotal. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 48,083,495 shares of Common Stock, including (i) 15,000,000 shares of Common Stock originally issued in a private placement at the closing of the Business Combination (as defined below), (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL (as defined below) pursuant to the Merger Agreement (as defined below) in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by the Sponsor (as defined below) and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL warrants (the “Legacy XL Warrants”) assumed by us in connection with the Business Combination, and (B) up to 4,233,333 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on May 11, 2021.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “XL”. On May 10, 2021, the closing price of our Common Stock was $5.75.

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See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 11, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2021

XL FLEET CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38971	83-4109918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 Newton Street Boston, MA	02135
(Address of principal executive offices)	(Zip Code)

(617) 718-0329

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

The information set forth under Item 4.02 is incorporated into this Item 2.02 by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 7, 2021, the audit committee of the Board of Directors (the “Audit Committee”) of XL Fleet Corp. (the “Company”), in consultation with management of the Company, in response to the statement released by the U.S. Securities and Exchange Commission (the “SEC”) with respect to the balance sheet classification of certain contracts that may be settled in an entity’s stock, such as warrants, concluded that the Company’s previously issued consolidated financial statements as of and for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed on March 31, 2021 (the “Impacted Period”) should no longer be relied upon. Similarly, any previously furnished or filed reports, related earnings releases, investor presentations or similar communications of the Company describing the Company’s financial results for the Impacted Period should no longer be relied upon.

Background

On April 12, 2021, the SEC issued a statement (the “Statement”) on the accounting and reporting considerations for warrants issued by special purpose acquisition companies. The Statement referenced the guidance included in U.S. Generally Accepted Accounting Principles that entities must consider in determining whether to classify contracts that may be settled in their own stock, such as warrants, as equity or as an asset or liability.

After considering the Statement, the Company re-evaluated its historical accounting for its warrants and concluded it must amend the accounting treatment of the public warrants and private placement warrants (collectively, the “Warrants”) issued in connection with the initial public offering of Pivotal Investment Corporation II (“Pivotal”) and recorded to the Company’s consolidated financial statements as a result of the business combination between a wholly-owned subsidiary of Pivotal and XL Hybrids, Inc. that occurred on December 21, 2020 (the “Business Combination”). At that time, the Warrants were presented within equity.

In connection with making the determination to restate the financial statements covered by the Impacted Period (the “Restatement”), the Company reviewed and discussed the accounting treatment of its Warrants (as described below) and the Impacted Period with Marcum LLP, its independent registered public accounting firm. The Company has determined that the Warrants should be accounted for as liabilities measured at fair value, with non-operating non-cash fair value adjustments recorded in earnings at each reporting period. It is expected that non-operating expenses in its Statement of Operations will increase by approximately $25 to $45 million for the year ended December 31, 2020. We expect that there will be no impact to our historically reported cash or cash flows from operating, investing or financing activities. These estimates are preliminary and subject to change as management completes the restatement. Marcum LLP has not audited or reviewed these estimates. The Company plans to file an amendment to its form 10-K as noted above to restate for the Impacted Period as soon as practicable.

Cautionary Statements Regarding Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” “anticipates,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s intent to restate certain historical financial statements and the timing and impact of the Restatement. These statements are based on current expectations on the date of this Form 8-K and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Item 7.01	Regulation FD Disclosure

The information set forth under 4.02 is incorporated into this Item 7.01 by reference.

On May 11, 2021, the Company issued a press release related to the matters described in Item 4.02. A copy of the press release is included as Exhibit 99.1 and incorporated herein by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release of XL Fleet Corp., dated May 11, 2021, reporting restatement of previously issued financial statements related to accounting for warrants issued by SPACs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

XL FLEET CORP.

Date: May 11, 2021	By:	/s/ James Berklas
	Name:	James Berklas
	Title:	General Counsel

Exhibit 99.1

XL Fleet Confirms Changes to Warrant Accounting Treatment Following SEC Statement

BOSTON, May 11, 2021 – XL Fleet Corp. (NYSE: XL) (“XL Fleet” or the “Company”), a leading provider of fleet electrification solutions for commercial vehicles in North America, today announced that, following a statement published by the Staff of the U.S. Securities and Exchange Commission on April 12, 2021 regarding the accounting and reporting of warrants issued by special purpose acquisition companies, the consolidated financial statements as of and for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed on March 31, 2021 should be restated.

The restatement will be isolated to this change in accounting treatment, which the Company believes also applies to a significant number of companies, and has no impact on historical or forward-looking cash flow and operations of the Company. Additionally, the Company believes that the change in the accounting treatment of the warrants will have no effect on XL Fleet’s current and future business operations, competitive position or business strategy.

The restatement pertains to the accounting treatment for both public and private placement warrants that were outstanding at the time of the business combination between a wholly-owned subsidiary of Pivotal Investment Corporation II and XL Hybrids, Inc. that occurred on December 21, 2020.

As a result of the restatement, these warrants which had previously been accounted for as equity, will be accounted for as liabilities. The Company therefore expects to recognize incremental non-cash non-operating expense in its Statement of Operations of approximately $25 million to $45 million for the year ended December 31, 2020. The Company expects that there will be no impact to its historically reported cash, or cash flows from operating, investing or financing activities. These estimates are unaudited, preliminary, and subject to change as management completes the restatement.

About XL Fleet

XL Fleet is a leading provider of fleet electrification solutions for commercial vehicles in North America, with more than 150 million miles driven by customers such as The Coca-Cola Company, Verizon, Yale University and the City of Boston. XL Fleet’s hybrid and plug-in hybrid electric drive systems can increase fuel economy up to 25-50 percent and reduce carbon dioxide emissions up to 20-33 percent, decreasing operating costs and meeting sustainability goals while enhancing fleet operations. XL Fleet’s plug-in hybrid electric drive system was named one of TIME magazine's best inventions of 2019. For additional information, please visit www.xlfleet.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such statements may include, but are not limited to, statements regarding the Company’s intent to restate certain historical financial statements and the timing and impact of the restatement. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to further changes in or developments regarding accounting guidance regarding warrants; adjustments to the estimates and ranges shared in this press release following review by the Company’s independent auditors; failure to realize the anticipated benefits from the business combination; the effects of pending and future legislation; the highly competitive nature of the Company’s business and the commercial vehicle electrification market; litigation, complaints, product liability claims and/or adverse publicity; cost increases or shortages in the components or chassis necessary to support the Company’s products and services; the introduction of new technologies; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, regulatory compliance and customer experience; the potential loss of certain significant customers; privacy and data protection laws, privacy or data breaches, or the loss of data; general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability to convert its sales opportunity pipeline into binding orders; risks related to the rollout of the Company’s business and the timing of expected business milestones; the effects of competition on the Company’s future business; the availability of capital; and the other risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 31, 2021 and other documents that the Company files with the SEC in the future. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company specifically disclaims any obligation to update these forward-looking statements.

Investor Contact:

xlfleetIR@icrinc.com

Media Contact:

PR@xlfleet.com